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                                                                    EXHIBIT 4(e)
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                  STOCK AND RESTRICTED STOCK AWARD AGREEMENT
                  ------------------------------------------

          This STOCK AND RESTRICTED STOCK AWARD AGREEMENT (the "Agreement"), dated as of ___________, 1997, is between THE GUARANTEE LIFE COMPANIES INC., a Delaware corporation (the "Company"), and _______________.

          Shares of the Company's common stock, par value $0.01 per share (the "Shares"), evidenced by this Agreement are granted to you by the Compensation Committee of the Board of Directors of the Company (the "Committee"), pursuant to the Guarantee Life Insurance Company Bonus Stock Program.

1.  Grant of Elective Shares

          This Agreement confirms that you elected to receive a portion of the bonus award that otherwise would have been payable to you in cash under the Guarantee Life Insurance Company Incentive Compensation Plan for your 1996 services in the form of Shares, and have been awarded ______ Shares (the "Elective Shares") in respect of such election, based on the closing price of a Share on February 27, 1997 (the "Grant Date"). Your rights in respect of your Elective Shares shall be fully vested and nonforfeitable at all times.

2.  Grant of Matching Shares

          In addition to the Elective Shares described in Section 1, you have also been awarded ______ additional Shares (the "Matching Shares") under the Bonus Stock Program, subject to the terms and conditions set forth below.

3.  Vesting of Matching Shares

          (a) Normal Vesting Date. Except as otherwise provided below, your rights in respect of your Matching Shares shall vest on the third anniversary of the date of grant (the "Normal Vesting Date").

          (b) Termination of Employment. Except as otherwise provided below, if your employment with the Company and each of its subsidiaries terminates prior to the Normal Vesting Date due to your (i) death, (ii) long-term disability (as determined in accordance with the Guarantee Life Insurance Company's generally applicable policies and procedures), or (iii) retirement at or after age 60, your Matching Shares shall become fully vested and nonforfeitable as of the date of your termination of employment. Any Matching Shares which have not become vested on or before the date your employment with the Company and each of its subsidiaries terminates for any reason other than those described in the immediately preceding sentence shall be forfeited without any payment therefor.

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          (c)  Forfeiture Due to Sale of Stock.  Notwithstanding anything contained herein to the contrary, your unvested Matching Shares will be forfeited without any payment therefor if, prior to the Normal Vesting Date or any earlier vesting date applicable under this Agreement, you sell or otherwise dispose of any Shares you own (including, without limitation, your Elective Shares and any Shares held for your benefit under any employee benefit plan of the Company or any subsidiary) other than (i) with the approval of the Chief Executive Officer and the Committee, but only to the extent they determine such sale to be necessary to meet a financial hardship or (ii) by gift to a member of your immediate family (or a trust or other entity for the benefit of yourself and your immediate family members), so long as such family member, trust or other entity does not sell any Shares after the date of such gift and prior to the Normal Vesting Date or any earlier vesting date applicable under this Agreement.

4.  Acceleration Event

          Notwithstanding anything in Section 3 hereof to the contrary, upon the occurrence of a Change in Control (as defined in the Company's Executive Severance Plan), your Matching Shares shall be fully vested.

5.  Restrictions on Shares

          You agree not to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any Matching Shares (or any new, additional or different Shares received pursuant to Section 6 hereof) prior to vesting pursuant to Sections 3 or 4 of this Agreement; provided that nothing in this Agreement shall preclude you from transferring any of the Matching Shares to any member of your immediate family, to a trust all the beneficiaries of which are you and/or members of your immediate family or to a partnership all the partners of which are you and/or members of your immediate family (the "Permitted Assigns"), so long as, in each case, the transferee acknowledges in writing that the restrictions set forth in this Agreement shall continue to apply to such Shares in accordance with the terms hereof. The foregoing restriction shall be in addition to any restriction on your ability to sell, exchange, transfer, pledge, hypothecate or otherwise dispose of any Shares under the federal or any state securities laws. Any attempt by you to sell, transfer, pledge, assign or otherwise dispose of the Matching Shares to any person other than a Permitted Assign shall constitute an immediate forfeiture of such Matching Shares.

Each certificate representing Shares of Matching Stock granted pursuant to the Plan shall bear the following legend: The sale of other transfer of the Shares of stock represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the Guarantee Life Insurance Company Incentive Compensation Plan, and in a Stock
and Restricted Stock Agreement dated as of [            ].  A copy of the Plan
and such Stock and Restricted Stock Agreement may be obtained from the Secretary of The Guarantee Life Companies Inc.

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6.  Conversions and Property Distributions

          In the event your Matching Shares are exchanged for or converted into securities other than Shares or in the event that any distribution is made with respect to such Matching Shares either in Shares or in other property or by way of an extraordinary cash dividend, the securities or other property or cash that are otherwise payable in respect of your Matching Shares shall be subject to the same restrictions as apply to such Matching Shares.

7.  Interpretation, etc.

          This Agreement shall be administered by the Committee. All determinations by the Committee as to any matter, including matters of interpretation of this Agreement, shall be conclusive and binding upon you and the Company.

8.  Withholding

          The Company shall have the right to deduct any taxes required by law to be withheld in respect of the Shares issuable to you in accordance with the terms of this Agreement. No Shares shall be issued unless and until arrangements satisfactory to the Committee have been made to satisfy any applicable withholding tax obligations.

9.  No Right of Employment

          Nothing in this Agreement and no action by the Company, the Board or the Committee in establishing or administering this Agreement shall be construed as giving you the right to be retained in the employ of the Company or any of its subsidiaries.

10.  Notices

          You shall be responsible for furnishing the Committee with the current and proper address for the mailing of notices and delivery of agreements, Shares and cash pursuant to this Agreement. Any notices required or permitted to be given shall be in writing and deemed given if directed to the person to whom addressed at such address and mailed by regular United States mail, first-class and prepaid. If any item mailed to such address is returned as undeliverable to the addressee, mailing will be suspended until you furnish the proper address. Notice may also be given by telegram, telex or cable. Notice shall be effective upon receipt. This provision shall not be construed as requiring the mailing of any notice or notification if such notice is not required under the terms of this Agreement or any applicable law. Notice to the Committee shall be given as follows:

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                               The Guarantee Life Companies Inc.
                               Guarantee Centre
                               8801 Indian Hills Drive
                               Omaha, Nebraska  68114
                               Attn:  Human Resources Department

11.  Entire Agreement

          This Agreement embodies the entire agreement and understanding between the Company and you with respect to the subject matter hereof and may not be changed, modified or terminated orally, but only by a written instrument executed by the Company and you.

12.  Amendments

          The Committee shall have the right, from time to time, to amend this Agreement provided that no such amendment shall impair your rights under this Agreement without your consent. The Company shall give written notice to you of any such alteration or amendment of this Agreement as promptly as practicable after the adoption thereof. This Agreement may also be amended in a written document signed by both you and the Company.

13.  Governing Law

          This Agreement shall be construed and enforced in accordance with, and governed by, the laws of the State of Delaware, without regard to its choice of law provisions.

14.  Severability of Provisions

          If any provision of this Agreement shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Agreement shall be construed and enforced as if such provisions had not been included.

15.  Headings and Captions

          The headings and captions herein are provided for reference and convenience only, shall not be considered part of this Agreement and shall not be employed in the construction of this Agreement.

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          IN WITNESS WHEREOF, the Company and you have duly executed this
Agreement.

                                       THE GUARANTEE LIFE COMPANIES INC.


                                       By: __________________________________
__________________________________
EXECUTIVE                              Its: ___________________________________


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